Exhibit 99.1

RailAmerica Selected to Acquire Four Railroads from Alcoa

Additionally Announces Lease with CSX Transportation for the 48 Mile Fremont Branch

BOCA RATON, Fla. – September 9 — RailAmerica, Inc. (NYSE: RRA) announced today that it has been notified by Alcoa Inc. (NYSE: AA) that RailAmerica has been selected to acquire four short line railroads serving Alcoa aluminum manufacturing operations in Texas and New York and a former specialty chemicals facility in Arkansas .

RailAmerica and Alcoa are currently negotiating the terms of the definitive agreements for the transactions. The purchase price for the railroads will be $77.5 million to be paid in cash at closing. The cash purchase price is based on RailAmerica assuming a targeted permanent working capital deficit. RailAmerica plans to fund substantially all of the cash purchase price through a $75.0 million increase in the term loan portion of its existing senior secured credit facility. As part of the transaction, RailAmerica and Alcoa also plan to enter into long term service agreements, under which RailAmerica will continue to provide services to Alcoa’s facilities which currently rely on the railroads. RailAmerica expects to close this transaction on September 30, 2005. The closing will be subject to the execution of the definitive agreements and customary conditions.

Charles Swinburn, RailAmerica’s Chief Executive Officer, said, “We are pleased to have been selected to purchase these four railroads from Alcoa. We look forward to providing quality rail service to the Alcoa facilities as well as other customers on these lines. We will be acquiring four efficiently run railroads with professional and dedicated employees, a well maintained asset base and a history of strong cash flow generation.”

RailAmerica will acquire the Point Comfort & Northern Railway Co. (PCN), the Rockdale, Sandow & Southern RR Co. (RSS), the Massena Terminal RR Co. (MSTR) and the Bauxite & Northern Railway Co. (BXN).

Descriptions of Railroads:

Based in Port Comfort, Texas, PCN provides transportation services primarily for Alcoa’s bauxite, alumina and chemicals facility in Point Comfort, Texas. The 13-mile railroad, which originates at Alcoa’s plant, terminates in Lolita, Texas. The PCN interchanges with Union Pacific Railroad.

Based in Sandow, Texas, the RSS provides services primarily for Alcoa’s aluminum manufacturing facility in Rockdale, Texas. The 6-mile railroad originates at Alcoa’s plant and terminates in Marjorie, Texas. The RSS interchanges with Union Pacific Railroad.

Based in Massena, New York, the 3-mile MSTR provides services for Alcoa’s aluminum manufacturing facility in Massena, New York. The railroad originates at Alcoa’s plant and terminates at Massena Junction. The MSTR interchanges with CSX Transportation.

Based in Bauxite, Arkansas, the BXN provides services to a former Alcoa specialty chemicals facility in Bauxite, now owned by Almatis. The 3-mile railroad originates at the Almatis plant and terminates at Bauxite Junction. The BXN interchanges with Union Pacific Railroad.

In addition to the Alcoa railroads, RailAmerica announced that it has entered into a 25 year lease with CSX Transportation (CSXT) (NYSE: CSX) for the operation of the 48 mile Fremont branch. The line runs from Fremont, Michigan south to West Olive, Michigan and interchanges with RailAmerica’s Michigan Shore Railroad and CSXT. RailAmerica will commence operations on September 10, 2005.

RailAmerica, Inc. (NYSE: RRA) is a leading short line and regional rail service provider with 43 railroads operating approximately 8,850 miles in the United States and Canada. The Company is a member of the Russell 2000® Index. Its website may be found at www.railamerica.com.

DISCLAIMER REGARDING FORWARD-LOOKING STATEMENTS: This press release contains forward-looking statements regarding future events that involve risks and uncertainties that could cause actual results to differ materially. Forward-looking statements speak only as of the date the statement was made. The Company assumes no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information. If the Company does update any forward-looking statement, no inference should be drawn that the Company will make additional updates with respect to that statement or any other forward-looking statements. We refer you to the documents that RailAmerica files from time to time with the Securities and Exchange Commission, such as the Form 10-K, Form 10-Q and Form 8-K, which contain additional important factors that could cause its actual results to differ from its current expectations and from the forward-looking statements contained in this press release.